PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 2002	FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated April 15, 2002)	SEC FILE NO. 333-85622

SUNRISE ASSISTED LIVING, INC.

$125,000,000
5 1/4% Convertible Subordinated Notes due February 1, 2009
and
the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to resales by the holders of Sunrise Assisted Living, Inc.’s 5 1/4% Convertible Subordinated Notes due February 1, 2009 and the common stock, par value $0.01 per share, issuable upon conversion of the notes. This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated April 15, 2002, which is to be delivered with this prospectus supplement.

     The selling securityholder table, appearing under the heading “Selling Securityholders” beginning on page 17 of the accompanying prospectus (as previously supplemented by the prospectus supplement dated August 8, 2002, a copy of which also is to be delivered with this prospectus supplement) hereby is supplemented further by the information included in the table below. Based on the 22,403,634 shares of our common stock that were outstanding on March 31, 2002, no selling securityholder named in the table below will beneficially own 1% or more of our common stock after completion of the offering.

				Shares of
		Shares of		Common Stock
	Principal	Common Stock	Shares of	Owned After
	Amount of	Owned Prior to	Common Stock	Completion
Name of Selling Securityholder	Notes Owned	the Offering(1)(2)	Offered (2)	of the Offering

Family Service Life Insurance Co.	$200,000	5,580	5,580	—
Guardian Pension Trust	600,000	16,741	16,741	—
Guardian Life Insurance Company	10,000,000	279,017	279,017	—

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes conversion of the notes into shares of common stock at a conversion rate of 27.9018 shares per $1,000 principal amount of notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. See “Description of the Notes—Conversion Rights.” Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Cash will be paid instead of any fractional shares.

     None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, other than Craig R. Callen who is one of our directors and also is a managing director of Credit Suisse First Boston Corporation.

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